Pricing Supplement Dated August 26, 1997                    Rule 424 (b)(3)
(To Prospectus dated June 5, 1997 and                       File No. 333-27715
 Prospectus Supplement dated June 5, 1997)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES

---------------------------------------------------------------------------------------------------------------
Principal Amount:              $130,000,000                   Trade date:          August 26, 1997
Currency or Currency Unit:     US Dollars                     Original Issue Date: August 29, 1997
Issue Price:                   100.0%                         Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $130,000,000                   Agent(s): Merrill Lynch & Co.
Maturity Date:                 September 3, 1998              CUSIP Number:    69332H EN 2
---------------------------------------------------------------------------------------------------------------

Interest:
  Fixed Rate:
  Floating Rate:

    Base Rate:  [ ]  Commercial Paper Rate    [ ]  CD Rate    [ ]  Federal Funds Effective Rate
                [X]  LIBOR     [ ]  Treasury Rate     [ ] Prime Rate [ ]  Other
                   ( ) Reuters Page:  __________________                         (see attached)
                   (X) Telerate Page: 3750
                                      _________

Spread:                    minus .105%

Initial Interest Rate:  To Be determined August 27, 1997

Interest Reset Dates:   Quarterly, on the 3rd of December 1997, March 1998, and
                        June 1998

Interest Determination Date: Two London Banking days prior to Interest Reset
                             Date

Interest Payment Dates: Quarterly, on the 3rd of December 1997, March 1998, June
                        1998 and September 1998

Index Maturity:         Three month

Day Count Convention: [X]  Actual/360  [ ]  Actual/Actual    [ ]  30/360

Option to Receive Payments in Specified Currency:    [ ]  Yes     [ ]  No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price: ______ %
     Annual Redemption Price Reduction: _____ % until Redemption Price is 100%
                                        of the Principal Amount.
Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes        [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global    [ ]  Certificated

Agent's Capacity:       [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of __________% of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of ____________% of Principal Amount.

Other Terms: